                                                                  EXHIBIT 10.18

                       RETIREMENT AND CONSULTING AGREEMENT

                  THIS RETIREMENT AND CONSULTING AGREEMENT (this "Agreement"), is made, entered into and effective as of April 19, 2000 (the "Transition Date"), by and between DIEBOLD, INCORPORATED (the "Company"), located at 5995 Mayfair Road, North Canton, Ohio 44720 and ROBERT W. MAHONEY ("Mahoney"), residing at 5291 St. Andrews Drive NW, Canton, Ohio 44708.

                                   WITNESSETH:

                  WHEREAS, Mahoney has given nearly twenty years of dedicated, faithful and valued service to the Company, and has served the Company well and dutifully in numerous capacities including Chief Executive Officer and, most recently, as the Chairman of the Board of Directors of the Company; and

                  WHEREAS, Mahoney has determined that, effective July 1, 2000, he wishes to retire from his employment with the Company to pursue various charitable and other interests; and

                  WHEREAS, the Company desires to retain Mahoney, because of his vast experience and knowledge of the Company's business, markets and products, after his retirement to provide consulting services, and Mahoney agrees to provide such consulting services as described more fully herein; and

                  WHEREAS, Mahoney has determined that, effective on the Transition Date, he shall resign from any and all offices of the Company, and any other position, office or directorship of any other entity for which he was serving at the request of the Company, and, in addition, shall resign and retire from his employment with the Company at the conclusion of a severance period; and

                  WHEREAS, the Company and Mahoney desire to set forth the payments and benefits that Mahoney will be entitled to receive from the Company in connection with the cessation of his employment with the Company and for his valuable services as a consultant;

                  NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Company and Mahoney hereby agree as follows:

1. RESIGNATION AND RETIREMENT. Mahoney hereby resigns, effective on the Transition Date, his position as Chairman of the Board of the Company. Mahoney further resigns, effective on the Transition Date: (a) from all other offices of the Company to which he has been elected by the Board of Directors of the Company (or to which he has otherwise been appointed), (b) from all offices of any entity that is a subsidiary of, or is otherwise related to or affiliated with, the Company, (c) from all administrative, fiduciary or other positions he may hold with

                                       55



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respect to arrangements or plans for, of or relating to the Company, and (d)
from any other directorship, office, or position of any corporation, partnership, joint venture, trust or other enterprise (each, an "Other Entity") insofar as Mahoney is serving in the directorship, office, or position of the Other Entity at the request of the Company. Mahoney further resigns and retires, effective July 1, 2000 (the "Retirement Date"), from his employment with the Company, and its subsidiaries and related or affiliated companies. The Company hereby consents to and accepts said resignations.

2.       CONSULTING SERVICES.

                  A. CONSULTING OBLIGATIONS. From the Retirement Date through June 30, 2002 (the "Consulting Period"), the Company agrees to retain Mahoney as a consultant and Mahoney agrees to provide consulting services to the Company as the Company shall reasonably request from time to time. The specific consulting services that Mahoney will perform, including the time and duration thereof, shall be as reasonably specified by the Company. In the event that (i) specific consulting services are not requested by the Company, (ii) Mahoney is occasionally unavailable to perform specific consulting services, or (iii) Mahoney becomes disabled and is unable to perform any further consulting services pursuant to this Paragraph 2, it is expressly acknowledged and agreed that no portion of the compensation or benefits provided in Paragraphs 2 or 3 shall be refundable and that all other terms and conditions of this Agreement shall remain in full force and effect.

                  B. COMPENSATION.

                           (I) As consideration for the consulting services
pursuant to this Paragraph 2, the Company agrees to pay Mahoney an annual consulting fee of $200,000, payable in semi-monthly installments. Mahoney also shall be reimbursed for all reasonable out-of-pocket costs, including costs for travel, that he incurs in the course of performing the consulting services.

                           (II) In addition, as part of his compensation for the
consulting services pursuant to this Paragraph 2, Mahoney shall be eligible for certain benefits and perquisites on the terms and conditions specified in Paragraph 3 and to be compensated for the cost of such benefits to him.

                  C. FULL BENEFIT OF SERVICES. It is the intent of the Company to obtain from Mahoney and the intent of Mahoney to deliver to the Company the full and complete benefit of Mahoney's services under this Paragraph 2. In furtherance thereof, and to protect and secure to the Company its proprietary rights, Mahoney covenants and agrees as follows:

                           (I) Mahoney agrees to, and hereby does, assign to the
Company all copyrights, trade secrets and patents of all inventions, improvements and other innovations of any kind (collectively, "Works") developed by Mahoney in the course of performing the consulting services pursuant to this Paragraph 2, whether or not such Works are eligible for patent, copyright, trademark, trade secret or other legal protection. Mahoney agrees to reasonably assist and cooperate with the Company in all respects in confirmation of the assignment to the Company of all rights in and to the Works. Mahoney will, during the Consulting Period and thereafter, execute such documents and assignments as are necessary for this purpose.

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                           (II) The physical embodiment of Mahoney's services
pursuant to this Paragraph 2, including without limitation any writings and reports produced while performing the consulting services, shall, at all times, become the sole and exclusive property of the Company.

                  D. INDEPENDENT CONTRACTOR. In performing the consulting services pursuant to this Paragraph 2, Mahoney shall be acting at all times as an independent contractor, and nothing contained herein shall be deemed or construed to create any employer/employee relationship or any partnership or joint venture between Mahoney and the Company.

                  E. CONFIDENTIALITY. The provisions of Paragraph 7 shall apply to Mahoney's performance of consulting services pursuant to this Paragraph 2.

         3. ADDITIONAL COMPENSATION AND BENEFITS. In consideration of the promises made by Mahoney in this Agreement and subject to the conditions hereof, the Company agrees to the following:

                  A. CONTINUED SALARY. For the time period (the "Severance Period") beginning on the Transition Date and ending on the Retirement Date, Mahoney shall be paid his regular monthly salary in semi-monthly payments, via direct deposit account, subject to normal payroll deductions. The payment of these amounts during the Severance Period shall be deemed to include any vacation pay otherwise due Mahoney. During the Severance Period, Mahoney shall perform such duties and provide such services as the Company shall reasonably request.

                  B. DEFERRED COMPENSATION. Any amounts held for and on behalf of Mahoney under the Amended and Restated 1992 Deferred Incentive Compensation Plan for Diebold, Incorporated shall be distributed according to the terms and conditions of said Plan and shall be based on the termination of his employment as of the Retirement Date. Any amounts paid hereunder shall be subject to applicable payroll tax deductions.

                  C. ANNUAL BONUS PLAN. Mahoney shall be eligible to receive an amount equal to one-half of a full year's annual bonus for 2000 under the terms and conditions of the Annual Incentive Plan applicable to him. The percentage to be paid under such plan (threshold, target, plan or maximum) will be determined by the Company's performance for fiscal year end 2000. Mahoney shall not be eligible for annual bonus participation after the 2000 bonus period. Any amounts paid hereunder shall be subject to applicable payroll tax deductions.

                  D. LONG TERM EXECUTIVE INCENTIVE PLAN. Mahoney shall be eligible to receive additional compensation under the Company's Long Term Executive Incentive Plan ("LTIP") as follows: (i) he shall be eligible for 83.3% of that amount that would be payable to him for the Performance Period 1998-2000; and (ii) he shall be eligible for 50% of that amount that would be payable to him for the Performance Period 1999-2001. Any amounts paid hereunder shall be subject to applicable payroll tax deductions.

                  E. STOCK OPTIONS. Mahoney shall not be eligible for any additional grants of stock options after the Retirement Date. Mahoney's rights with respect to stock options granted to him prior to the Retirement Date under certain nonqualified stock option plans of the Company shall be governed by the terms and conditions of those stock option plans based on his retirement as of the Retirement Date; provided, however, that with respect to that certain Nonqualified Stock Option Agreement dated October 15, 1996 (the "1996 Agreement") pursuant to which Mahoney was granted an option to purchase 75,000 shares of the Company's stock


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(which number subsequently was adjusted due to a stock split to 112,500 shares),
Mahoney's rights under the 1996 Agreement shall be based on the terms and conditions of the 1996 Agreement with the exception that the 1996 Agreement shall be, and hereby is, modified to extend the term of such option until the end of the Consulting Period by amending Paragraph 4(C) of the 1996 Agreement to replace the words "Five (5) years from the Date of Grant" with the words "July
1, 2002." Any compensation paid to Mahoney with respect to stock options will be subject to applicable payroll tax deductions.

                  F. MEDICAL COVERAGE.


                           (I) Mahoney shall be allowed to continue on an
individual basis as a plan participant in the Diebold, Incorporated Associate Health Care Plan during the Severance Period.

                           (II) During the Consulting Period, Mahoney may
continue, at his cost, his participation in the Diebold, Incorporated Health Care Plan, pursuant as applicable to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA"). During the Consulting Period, for administrative convenience, Mahoney hereby elects to pay the cost of such medical coverage by hereby authorizing the Company to subtract the actual cost of his individual medical coverage from the amounts otherwise payable to him under Paragraph 2.b, and to remit on his behalf that subtracted amount to the appropriate entity as a payment for the medical coverage.

                  G. SPLIT DOLLAR AGREEMENT. Mahoney's eligibility for the Split Dollar Executive Benefit Plan shall continue after the Transition Date. The Company, however, shall make no further premium payments for this benefit. In the event that Mahoney cashes in the policy he has obtained under said Plan, he shall repay to the Company the amount of the Company's premium contribution toward said policy. Due to his continued receipt of coverage under the Split Dollar Executive Benefit Plan after the Retirement Date, Mahoney shall from time to time be deemed to have received income from the Company. Any such imputed income shall be calculated and reported to Mahoney in accordance with the Company's usual practices and policies for retired executives, and shall be subject to applicable payroll tax deductions.

                  H. MOTOR VEHICLE PROGRAM. The Company shall continue to pay to Mahoney his current monthly Motor Vehicle Allowance during the Severance Period, less normal payroll deductions. During his Consulting Period Mahoney shall participate in the Company's leased vehicle program at his own expense. During the Consulting Period, for administrative convenience, Mahoney hereby elects to pay the cost of any such leased vehicle by hereby authorizing the Company to subtract the actual cost of the leased vehicle from the amounts otherwise payable to him under Paragraph 2.b, and to remit on his behalf that subtracted amount to the appropriate entity as a payment for the leased vehicle.

                  I. OFFICE SPACE/SECRETARIAL SUPPORT. During the Severance Period and the Consulting Period, the Company shall provide Mahoney with reasonable and appropriate office space, which may be off of the Company's premises. In addition, during the Severance Period and the Consulting Period, the Company shall provide Mahoney with reasonable and appropriate secretarial support.

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                  J. COUNTRY CLUB MEMBERSHIP.

                           (I) BROOKSIDE COUNTRY CLUB. The Company's payment of
Mahoney's membership at Brookside Country Club shall be continued during the Severance Period subject to normal payroll deductions. As of the Retirement Date, Mahoney's membership at Brookside Country Club (i.e., the stock certificate) shall revert to him, and the value of that membership shall constitute taxable income to Mahoney at that time and shall be factored into the amount of payroll taxes withheld from the Continued Salary payments made to Mahoney pursuant to Paragraph 3.a. After the Retirement Date, Mahoney shall bear the costs of membership at Brookside Country Club.

                           (II) GLENMOOR COUNTRY CLUB. Mahoney's
Company-sponsored membership at Glenmoor Country Club shall also continue through the Severance Period subject to normal payroll deductions. During the Consulting Period, Mahoney shall continue to be eligible to utilize the Company-sponsored membership at Glenmoor at his own expense. At the conclusion of the Consulting Period, Mahoney agrees to transfer his Company-sponsored membership at Glenmoor to a designee named by the Company, and the Company agrees to pay any costs related to such transfer.

                  K. PROFESSIONAL FEES. The Company and Mahoney acknowledge and agree that each shall be responsible for the payment of their respective legal fees and costs (and related disbursements) incurred in connection with Mahoney's resignation and all matters relating to the negotiation and execution of the releases, employment terms and all other matters covered by this Agreement.

                  L. FINANCIAL SERVICES. During the Severance Period, Mahoney shall continue to receive those financial advisory and taxation services that, prior to the Transition Date, were provided to him by IMG at the Company's expense, subject to normal payroll deductions. Mahoney shall have access to these same financial services during his Consulting Period at his own cost. During the Consulting Period, for administrative convenience, Mahoney hereby elects to pay the cost of such financial services by hereby authorizing the Company to subtract his actual cost for such services from the amounts otherwise payable to him under Paragraph 2.b, and to remit on his behalf that subtracted amount to the appropriate entity as a payment for such services.

                  M. RETIREMENT AND 401(K) PLANS. During the Severance Period, Mahoney shall continue to participate in the Company's Retirement Plan for Salaried Employees, 401(k) Savings Plan, and Supplemental Employee Retirement Plan (collectively, "Retirement Plans"). Mahoney's post-Retirement Date eligibility for benefits, if any, as a past employee of the Company under the Retirement Plans shall be as set forth in the respective Plan documents and shall be based on the termination of his employment as of the Retirement Date.

                  N. BUSINESS EXPENSES. At the conclusion of the Severance Period, Mahoney will promptly pay any balance due on any Company credit card or other account used by him. The Company will either (i) reimburse Mahoney for any pending, reasonable business-related credit card charge for which Mahoney has not already been reimbursed provided Mahoney files a proper Travel and Expense Report, or (ii) pay such charge directly to the card-issuing bank. Mahoney hereby authorizes the Company to deduct from monies due Mahoney under this Agreement any balance remaining on Mahoney's Company credit card account after such (i) reimbursement or (ii) direct payment.

                  O. OTHER COMPENSATION AND BENEFITS. Except as specifically set forth herein, no other compensation or benefits are due Mahoney.

         4. NON-COMPETITION.

                  A. From the Transition Date and continuing until thirty-six months after the end of the Consulting Period, Mahoney shall not, directly or indirectly, do or suffer to be done any of the following (collectively, "Covered Activities"): own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with any other corporation, partnership, proprietorship, firm, association, or other business entity, or otherwise engage in any business, which is in competition with the Company's business; provided, however, that the ownership of not more than one percent of any class of publicly-traded securities of any entity shall not be deemed a violation of this Paragraph 4. For purposes of this Agreement, the "Company's business" shall mean any business in which the Company actively engages now or until the end of the Consulting Period, and any business in which the Company has actively engaged in the two (2) year period prior to the date hereof, including, without limitation, the design, manufacture, assembly, distribution, sale, service or maintenance of those products listed in Exhibit A.

                  B. In the event Mahoney shall violate any provision of this Paragraph 4 as to which there is a specific time period during which he is prohibited from taking certain actions or from engaging in certain activities as set forth in such provision, then, in such event, such violation shall toll the running of such time period from the date of such violation until such violation shall cease. The foregoing shall in no way limit the Company's rights under Paragraph 9 of this Agreement.

                  C. Mahoney has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Paragraph 4 and this Agreement, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Mahoney, would not operate as a bar to Mahoney's sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to Mahoney. Mahoney further acknowledges that his obligations in this Paragraph 4 are made in consideration of, and are adequately supported by the payments by the Company to Mahoney described herein.

                  D. Notwithstanding the other provisions of this Paragraph 4, Mahoney may undertake Covered Activities if he first obtains the written consent of theCompany's Chief Executive Officer, which consent shall not be unreasonably withheld.

         5. NO SOLICITATION OF EMPLOYEES. Mahoney agrees that he will not: (i) employ, assist in employing, or otherwise associate in business with any person who is, or has been in the 12 month period prior to such individual's association with Mahoney an employee, officer or agent of the Company, or any of its affiliated, related or subsidiary entities, unless such employee was involuntarily terminated by the Company; or (ii) induce any person who is an employee, officer or agent of the Company, or any of its affiliated, related, or subsidiary entities to terminate such relationship.

         6. RELEASE BY MAHONEY.

                  A. Mahoney for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, and forever discharges the Company from, and agrees to indemnify the Company against, any and all arbitrations, claims (including claims for attorney's fees), demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which Mahoney now has or may have had for, upon, or by reason of any cause whatsoever (except that this release shall not apply to the obligations of the Company arising under this Agreement), against the Company ("Claims"), including but not limited to:

                           (I) any and all Claims, directly or indirectly,
arising out of or relating to: (A) Mahoney's employment with or consulting services for the Company; and (B) Mahoney's resignation as Chairman of the Board and any other position described in Paragraph 1 of this Agreement.

                           (II) any and all claims of discrimination, including
but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or disability, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended (the "ADEA"), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993 and Ohio Revised Code Chapter 4112;

                           (III) any and all claims of wrongful or unjust
discharge or breach of any contract or promise, express or implied; and

                           (IV) any and all claims under or relating to any and
all employee compensation, employee benefit, employee severance or employee incentive bonus plans and arrangements; provided that he shall remain entitled to the amounts and benefits specified in Paragraph 3 above. Mahoney agrees that he intends to release any and all worker compensation claims he may have against the Company by this Agreement, and further agrees to execute any documentation as may be reasonably required to perfect such release when presented to him by the Company.

                  B. Mahoney understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided under this Agreement is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Mahoney ever had or now may have or ever will have against the Company to the extent provided in this Paragraph 6. Mahoney further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in this Agreement.

                  C. Mahoney further understands and acknowledges that:

                           (I) The release provided for in this Paragraph 6,
including claims under the ADEA to and including the date of this Agreement, is in exchange for the additional consideration provided for in this Agreement, to which consideration he was not heretofore entitled;

                           (II) He has been advised by the Company to consult
with legal counsel prior to executing this Agreement and the release provided for in this Paragraph 6, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Agreement, and enters into this Agreement freely, voluntarily and intending to be bound;

                           (III) He has been given a period of twenty-one days
to review and consider the terms of this Agreement, and the release contained herein, prior to its execution and that he may use as much of the twenty-one day period as he desires; and

                           (IV) He may, within seven days after execution,
revoke this Agreement. Revocation shall be made by delivering a written notice of revocation to the Vice President, Human Resources at the Company. For such revocation to be effective, written notice must be actually received by the Vice President, Human Resources at the Company no later than the close of business on the seventh day after Mahoney executes this Agreement. If Mahoney does exercise his right to revoke this Agreement, all of the terms and conditions of the Agreement shall be of no force and effect and the Company shall have no obligation to satisfy the terms or make any payment to Mahoney as set forth in Paragraphs 2 or 3 of this Agreement.

                  D. Mahoney will never file a lawsuit or other action asserting any claim that is released in this Paragraph 6. In the event Mahoney breaches this Paragraph 6.d, he agrees to indemnify the Company against any costs or expenses, including attorney fees, that the Company may incur in connection with such breach.

                  E. Mahoney and the Company acknowledge that his resignation is by mutual agreement between the Company and Mahoney, and that Mahoney waives and releases any claim that he has or may have to reemployment.

                  F. For purposes of the above provisions of this Paragraph 6, the "Company" shall include its predecessors, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel.


         7. CONFIDENTIAL INFORMATION.

                  A. Mahoney acknowledges and agrees that in the performance of his duties as an officer and employee of the Company, as well as in the performance of consulting services pursuant to Paragraph 2, he was or may be brought into frequent contact with, had or may have access to, and/or became or may become informed of confidential and proprietary information of the Company and/or information that is a competitive asset of the Company (collectively, "Confidential Information") and the disclosure of which would be harmful to the interests of the Company or its subsidiaries. Confidential Information shall include, without limitation: (i) customer and distributor information such as names, addresses, sales histories, purchasing habits, credit status, pricing levels, etc., (ii) certain prospective customer and distributor information lists, etc., (iii) product and systems specifications, schematics, designs, concepts for new or improved products and services and other products and services data, (iv) product and material costs, (v) suppliers' and prospective suppliers' names, addresses and contracts, (vi) future corporate planning data,
(vii) production methods and equipment, (viii) marketing strategies, (ix) the Company's financial results and business condition, (x) any of the foregoing which belong to any other person or company but to which Mahoney has had access by reason of his employment with the Company, and (xi) any other information which constitutes a "trade secret" under federal or state law. Such Confidential Information is more fully described in Subparagraph 7.b. Mahoney acknowledges that the Confidential Information of the Company gained by Mahoney during his association with the Company was developed by and/or for the Company through substantial expenditure of time, effort and money and constitutes valuable and unique property of the Company.

                  B. Mahoney will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner any Confidential Information of the Company without limitation as to when or how Mahoney may have acquired such Confidential Information. Mahoney specifically acknowledges that Confidential Information includes any and all information, whether reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form), or maintained in the mind or memory of Mahoney and whether compiled or created by the Company, which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, that reasonable efforts have been put forth by the Company to maintain the secrecy of confidential or proprietary or trade secret information, that such information is and will remain the sole property of the Company, and that any retention or use by Mahoney of confidential or proprietary or trade secret information after the termination of Mahoney's employment with, and performance of services (including consulting services pursuant to Paragraph
2) for, the Company shall constitute a misappropriation of the Company's Confidential Information.

                  C. At the conclusion of the Consulting Period, Mahoney will immediately return to the Company (to the extent he has not already returned), equipment, software, electronic files, computers, including any laptop, in good condition, all property of the Company, including, without limitation, property, documents and/or all other materials (including copies, reproductions, summaries and/or analyses) which constitute, refer or relate to Confidential Information of the Company.

                  D. Mahoney further acknowledges that his obligation of confidentiality shall survive, regardless of any other breach of this Agreement or any other agreement, by any party hereto, until and unless such Confidential Information of the Company shall have become, through no fault of Mahoney generally known to the public or Mahoney is required by law (after providing the Company with notice and opportunity to contest such requirement) to make disclosure. Mahoney's obligations under this Paragraph 7 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which Mahoney may have to the Company under general legal or equitable principles or statutes.

         8. DISCLOSURE. From the date of this Agreement through the end of the Consulting Period, Mahoney will communicate the contents of Paragraphs 4, 5, 7, 9.b, 10, and 12 of this Agreement to any person, firm, association, or corporation other than Diebold which he intends to be employed by, associated in business with, or represent.

         9. BREACH; ARBITRATION.

                  A. If Mahoney breaches any of the provisions of this Agreement, then the Company may immediately terminate all remaining payments and benefits described in this Agreement, and in addition, the Company shall be entitled to obtain reimbursement from

Mahoney of all payments and benefits already provided pursuant to Paragraphs 2 or 3 of this Agreement, plus any expenses and damages incurred as a result of the breach (including, without limitation, reasonable attorneys' fees), with the remainder of this Agreement, and all promises and covenants herein, remaining in full force and effect.

                           (I) The Company will not terminate pursuant to
Paragraph 9.a any benefits in which Mahoney had vested as of the Transition Date under the Retirement Plans. Mahoney's COBRA rights, if any, will not be reduced by any action taken by the Company under Paragraph 9.a.

                           (II) Mahoney may challenge any Company action under
Paragraph 9.a.

                  B. The parties agree that any disputes, controversies, or claims of whatever nature arising out of or relating to this Agreement or breach thereof shall be resolved through binding arbitration before a mutually agreeable arbitrator or arbitrators, in accordance with the applicable rules of the American Arbitration Association; provided, however, that the parties agree that in the event of any alleged breach by Mahoney of any of his obligations under Paragraphs 4, 5 and 7 of the Agreement, the arbitration requirements of this Paragraph 9.b shall not apply, and that instead, the Company may elect, in its sole discretion, to seek relief in a court of general jurisdiction in the State of Ohio, and the parties hereby consent to the exclusive jurisdiction of such court. In addition, in connection with any such court action. Mahoney acknowledges and agrees that the remedy at law available to the Company for breach by Mahoney of any of his obligations under Paragraphs 4, 5, and 7 of this Agreement would be inadequate and that damages flowing from such a breach would not readily be susceptible to being measured in monetary terms. Accordingly, Mahoney acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Agreement, upon adequate proof of Mahoney's violation of any provision of Paragraphs 4, 5 or 7 of this Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

         10. CONTINUED AVAILABILITY AND COOPERATION.

                  A. Mahoney shall cooperate fully with the Company and with the Company's counsel in connection with any present and future actual or threatened litigation or administrative proceeding involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of Mahoney's employment by the Company or during the Severance Period or the Consulting Period. This cooperation by Mahoney shall include, but not be limited to:

                           (I) making himself reasonably available for
interviews and discussions with the Company's counsel as well as for depositions and trial testimony;

                           (II) if depositions or trial testimony are to occur,
making himself reasonably available and cooperating in the preparation therefor as and to the extent that the Company or the Company's counsel reasonably requests;

                           (III) refraining from impeding in any way the
Company's prosecution or defense of such litigation or administrative proceeding; and

                           (IV) cooperating fully in the development and
presentation of the Company's prosecution or defense of such litigation or administrative proceeding.

                  B. Mahoney shall be reimbursed by the Company for reasonable travel, lodging, telephone and similar expenses incurred in connection with such cooperation, which the Company shall reasonably endeavor to schedule at times not conflicting with the reasonable requirements of any employer of Mahoney, or with the requirements of any third party with whom Mahoney has a business relationship permitted hereunder that provides remuneration to Mahoney. Mahoney shall not unreasonably withhold his availability for such cooperation.

                  C. Upon the Transition Date, Mahoney will update the Company as to the status of all pending matters for which he was responsible or otherwise involved. During the Severance Period, Mahoney will perform such services and provide such consultations as the Company shall reasonably request.

                  D. The Company agrees to release Mahoney and indemnify and hold him harmless against all liability or loss, and against all claims or actions, arising from or connected with his past activities as an employee of the Company or his activities in the performance of consulting services pursuant to Paragraph 2, including but not limited to those claims or actions based upon or arising out of negligent or wrongful acts to persons or property and the defense of any such claims or actions. Notwithstanding the foregoing, the Company will have no obligation to release, indemnify, hold harmless or defend Mahoney for any conduct by Mahoney alleged to be intentional or willful or that arises from a violation of any statutory prohibition unless such conduct was specifically requested by the Company. Mahoney warrants that he has disclosed to the Company all claims and circumstances and potential claims and circumstances that may exist or could reasonably be brought against him concerning his past activities as an employee.

         11. SUCCESSORS AND BINDING AGREEMENT.

                  A. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including, without limitation, any persons acquiring, directly or indirectly, all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization, or otherwise (and such successor shall thereafter be deemed included in the definition of "the Company" for purposes of this Agreement), but shall not otherwise be assignable or delegable by the Company.

                  B. This Agreement shall inure to the benefit of and be enforceable by Mahoney's personal or legal representatives, executors, administrators, successors, heirs, distributees, and/or legatees.

                  C. This Agreement is personal in nature and none of the parties hereto shall, without the consent of the other parties, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Subparagraphs (a) and (b) of this Paragraph 11.

                  D. This Agreement is intended to be for the exclusive benefit of the parties hereto, and except as provided in Subparagraphs (a) and (b) of this Paragraph 11, no third party shall have any rights hereunder.

         12. NON-DISCLOSURE; STATEMENTS TO THIRD PARTIES.

                  A. All provisions of this Agreement and the circumstances giving rise hereto are and shall remain confidential and shall not be disclosed to any person not a party hereto (other than (i) Mahoney's spouse, if any, (ii) each party's attorney, financial advisor and/or tax advisor to the extent necessary for such advisor to render appropriate legal, financial and tax advice, and (iii) persons or entities that fall within the scope of Paragraphs 4 and 5 of this Agreement, but only to the extent required thereby), except as necessary to carry out the provisions of this Agreement, and except as may be required by law. Notwithstanding the foregoing, this Agreement may be filed with or provided to the Securities and Exchange Commission or any other governmental instrumentality or agency, including the Internal Revenue Service, if the Company deems such filing or provision to be necessary.

                  B. Because the purpose of this Agreement is to settle amicably any and all potential disputes or claims among the parties, neither Mahoney nor the Company shall, directly or indirectly, make or cause to be made any statements to any third parties criticizing or disparaging the other or commenting on the character or business reputation of the other. Mahoney further hereby agrees not: (i) to comment to others concerning the status, plans or prospects of the business of the Company, or (ii) to engage in any act or omission that would be detrimental, financially or otherwise, to the Company, or that would subject the Company to public disrespect, scandal, or ridicule. For purposes of this Subparagraph 12.b, the "Company" shall mean Diebold, Incorporated and its directors, officers, predecessors, parents, subsidiaries, divisions, and related or affiliated companies.

         13. NOTICES. For all purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered, addressed to the Company (to the attention of the CEO) at its principal executive offices and to Mahoney at his principal residence, 5291 St. Andrews Drive NW, Canton, Ohio 44708, or to such other address as any party may have furnished to the other in writing and in accordance herewith. Notices of change of address shall be effective only upon receipt.

         14. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Mahoney and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by any of the parties that are not set forth expressly in this Agreement and every one of them (if, in fact, there have been any) is hereby terminated without liability or any other legal effect whatsoever.

         15. ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede all prior verbal or written agreements, covenants, communications, understandings, commitments, representations or warranties, whether oral or written, by any party hereto or any of its representatives pertaining to such subject matter.

         16. GOVERNING LAW. Any dispute, controversy, or claim of whatever nature arising out of or relating to this Agreement or breach thereof shall be governed by and under the laws of the State of Ohio.

         17. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall nevertheless remain in full force and effect.

         18. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

         19. CAPTIONS AND PARAGRAPH HEADINGS. Captions and paragraph headings used herein are for convenience and are not part of this Agreement and shall not be used in construing it.

         20. FURTHER ASSURANCES. Each party hereto shall execute such additional documents, and do such additional things, as may reasonably be requested by the other party to effectuate the purposes and provisions of this Agreement.



         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.



                                        DIEBOLD, INCORPORATED


                                        By:  /s/ Charles B. Scheurer

                                        Title:  Vice President, Human Resources


                                        Date: May 23, 2000




Witness:  /s/ Maryann Hoover            /s/ Robert W. Mahoney
         ----------------------         ---------------------------
                                        Robert W. Mahoney


                                        Date:  5/23/00

                                    EXHIBIT A

Automated Teller Machines
Teller Assist Devices
Physical Security Devices
     (including, without limitation, Vault Doors and Chests)
Electronics Funds Transfer Equipment
Point of Sale Equipment and Systems
Safe Deposit Boxes
Access Control Devices and Systems
Integrated Campus Access Management Devices and Systems
Surveillance Equipment and Systems
     (including, without limitation, Surveillance Cameras)
Remote Monitoring Systems
     (including, without limitation, Burglary, Robbery and Fire)
Automated Monitoring, Dispensing and Reporting
     Devices and Systems for the Health Care Industry
Software Systems for the Above
Transaction Processing
Service and Maintenance of the Above
     (including, without limitation, First and Second Line Service)


The above list of products in this Exhibit A does not apply to general purpose computer hardware or peripherals such as mainframe computers, personal computers, printers, or application software such as spreadsheet, word processing and data base programs for general business or office use.